Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Tiffany Kanaga (302) 897-0668 or kanaga_tiffany@elanco.com

Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen_parr_dekker@elanco.com

Elanco Animal Health Reports Fourth Quarter and Full Year 2020 Results

•	Fourth quarter 2020 revenue was $1,139.7 million, growth of 45 percent, comprised of $743.4 million from the legacy Elanco portfolio and $396.3 million from the legacy Bayer portfolio. Full year 2020 revenue was $3,273.3 million, growth of 7 percent, comprised of $2,681.4 million from the legacy Elanco portfolio and $591.9 million from the legacy Bayer portfolio.

•	Fourth quarter 2020 earnings per share (EPS) was $(0.66) (reported), or $0.12 (adjusted). Full year 2020 EPS was $(1.27) (reported), or $0.47 (adjusted).

•	Raising financial guidance for the full year 2021 with revenue of $4.55 to $4.63 billion, and diluted EPS of $(0.30) to $(0.20) on a reported basis, or $0.90 to $1.00 on an adjusted basis.

•	Providing financial guidance for the first quarter 2021 with revenue of $1.15 to $1.17 billion, and diluted EPS of $(0.22) to $(0.17) on a reported basis, or $0.20 to $0.25 on an adjusted basis.

GREENFIELD, IN (February 24, 2021) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported its financial results for the fourth quarter and full year of 2020, increased guidance for full year 2021, and provided initial guidance for the first quarter of 2021. The results reflect the inclusion of the Bayer Animal Health business that Elanco acquired on August 1, 2020.

“Elanco is entering 2021 with good momentum. Fourth quarter revenue surpassed our guidance as U.S. Pet Health, U.S. Farm Animal, and China swine outperformed our expectations. Adjusted EPS came in at the high-end of the range with our productivity agenda intact, partly offsetting what were largely one-time and targeted investments in our future growth and our people. Innovation is progressing as outlined at our December Investor Day, and our eight launches planned for 2021 are on track," said Jeff Simmons, president and chief executive officer at Elanco. “Additionally, we are rapidly executing on the necessary actions to drive synergies from the Bayer Animal Health acquisition, taking important steps toward being an agile, fit-for-purpose animal health leader. Today, we are increasing our 2021 guidance to reflect the ongoing advancement of our Innovation, Portfolio, Productivity (IPP) strategy in driving shareholder value, and continued confidence in our underlying fundamentals and market positioning."

In the fourth quarter, Elanco results compared to the company's December 15, 2020 guidance as follows:

Fourth Quarter 2020 Results (dollars in millions, except per share amounts)	December Guidance	Actual	Comparison to Midpoint
Revenue	$1,040 - $1,070	$1,140	$85
Reported Net Loss	$(185) - $(155)	$(323)	$(153)
Adjusted EBITDA	$140 - $160	$176	$26
Reported EPS	$(0.38) - $(0.32)	$(0.66)	$(0.31)
Adjusted EPS	$0.06 - $0.12	$0.12	$0.03

Operations

In the fourth quarter, Elanco's revenue was $1,139.7 million, benefiting from increased scale and diversification with the addition of Bayer Animal Health. Products from the legacy Bayer Animal Health business contributed $396.3 million, including $100 million from the Advantage family of products and $64 million from Seresto.

In the U.S., Elanco outperformed the company's expectations for the quarter as many key Pet Health products achieved share gains compared to last year, including Credelio, Galliprant, Seresto, and the Advantage family. The U.S. Farm Animal business also surpassed the company's expectations as the pressure from COVID-19 on cattle and swine customers further lessened sequentially. However, internationally, poultry and aqua remained negatively impacted by unfavorable macroeconomic conditions and reduced consumption, with trends largely unchanged since the third quarter. China swine sales continued to see strong recovery in the wake of African Swine Fever.

Additionally, operating expenses exceeded the company's expectations, as a result of investments that were largely one-time and discretionary in nature, and can be divided into four categories that are roughly equal in size: 1) brand building in the U.S. and China; 2) R&D acceleration and business partnering; 3) higher incentive compensation driven by revenue outperformance; and 4) legal, IT, and other stabilization related costs.

The company remains on track to complete the transition to the Elanco standalone ERP system by the end of the first quarter of 2021. As of today, substantially all the company's business units have executed the independent ERP stand-up, and Elanco will exit all material transition services agreements with Lilly by the end of March, as planned.

Innovation Launches and Approvals

Innovation will drive Elanco's long-term growth algorithm, with an expected two to three percentage point contribution to overall revenue growth annually. The company expects the eight products to be launched in 2021 to contribute $80 to $100 million in revenue during the year.

•	CredelioTM Plus, a broad spectrum parasiticide, has been approved and launched in Japan in January, with launches in the EU and Australia anticipated in the second and third quarters of 2021, respectively.

•	The U.S. FDA has completed technical review on the company’s application of Credelio for Cats, the first oral tick and flea treatment to be licensed for cats, with approval expected in the second quarter of 2021.

•	IncrexxaTM, a product for bovine and swine respiratory disease, launched in the EU and has received regulatory approval in the U.S. market.

•	Health Canada approved Experior™ 50, a new concentration of Experior for the reduction of ammonia gas emissions per kilogram of live weight and hot carcass weight during the last 14 to 91 days on feed, representing the first animal health product with proven environmental benefit.

Operational Efficiencies

On January 26, 2021, Elanco announced restructuring actions to drive synergies from the Bayer Animal Health acquisition and other operational efficiencies. As a part of this effort, the company announced its intent to eliminate approximately 350 positions across the world to reduce duplication and optimize structures in U.S. operations, marketing, manufacturing and quality central functions, and administrative areas. Additionally, the company intends to close R&D sites in Manukau, New Zealand and Cuxhaven, Germany, subject to appropriate local consultation processes, consolidating R&D activities and aligning capabilities to the newly combined innovation portfolio. Including actions announced in September, these headcount reductions are expected to drive approximately half of the total expected synergies. Other savings in procurement and the rationalization of smaller and/or overlapping R&D projects are anticipated to deliver $40 to $50 million of synergies in 2021. In total, we expect $160 to $175 million of cumulative synergies to be achieved in 2021, progressing to the anticipated $300 million outlined by the end of 2023. The company expects to record charges of between $58 million to $77 million in connection with the January restructuring announcement, with $55 million to $70 million in severance and other cash charges and the balance in asset impairments and other non-cash charges. Elanco expects to recognize between $58 million to $70 million of the total restructuring costs in the first quarter of 2021 with the remaining amount recognized over the balance of 2021.

Legacy Elanco's manufacturing organization captured $115 million in cost savings and avoidance in 2020. Since 2018, the team has delivered $250 million in cost savings and avoidance, and most recently contributing to the fourth quarter gross margin performance.

Working Capital and Balance Sheet

In the fourth quarter, days sales outstanding continued to improve sequentially, standing at 66 days vs. the peak of 103 in the first quarter of 2020. As of December 31, 2020, cash and cash equivalents were $495 million, with gross debt of $6.2 billion, and resulting net debt of $5.7 billion. The company continues to anticipate gross debt paydown of $500 million in 2021, with progress toward the net leverage goal of being below 3x by the end of 2023.

Fourth Quarter Reported Results:

In the fourth quarter of 2020, total revenue was $1,139.7 million, an increase of 45 percent, and also an increase of 45 percent without the impact of foreign exchange rates, compared with the fourth quarter of 2019. Legacy Elanco revenue in the fourth quarter was $743.4 million, a decline of 6 percent year over year and without the impact of foreign exchange rates. Gross margin, as a percent of revenue, was 47.7 percent, a decline of 20 basis points as compared with the fourth quarter of 2019. Total operating expense was $486.8 million, an increase of $233.6 million compared with the fourth quarter of 2019 because of the inclusion of the Bayer Animal Health business. Tax expense was $4.7 million in the fourth quarter of 2020. Net loss for the fourth quarter of 2020 was $322.8 million, or $0.66 per diluted share, compared with a net loss of $9.5 million for the same period in 2019.

Pet Health Disease Prevention revenue increased 122 percent for the quarter, driven by the addition of Bayer Animal Health product revenue of $200.3 million. Growth in the legacy Elanco business of $7.8 million or 4 percent reflects price growth across the portfolio and volume growth in Pet Health vaccines and Credelio, partially offset by declines in older generation parasiticides and the impact of products that were divested during the third quarter of 2020.

Pet Health Therapeutics revenue increased 24 percent for the quarter, driven by the addition of Bayer Animal Health product revenue of $25.4 million. The decline in the legacy Elanco business of $2.3 million or 3 percent reflects the impact of products that were divested during the third quarter of 2020, partially offset by volume growth in the pain portfolio, including Galliprant and price growth.

Farm Animal Future Protein & Health revenue increased 2 percent for the quarter, driven by the addition of Bayer Animal Health product revenue of $27.5 million and increased price for legacy Elanco products. Growth was partially offset by volume declines in the legacy Elanco business as a result of lower levels of demand in certain markets due to the negative impact of the COVID-19 pandemic on poultry and aqua consumption, production, and profitability, and, to a lesser extent, an unfavorable impact from foreign exchange rates. Revenue for the legacy Elanco business declined by $22.9 million or 11 percent.

Farm Animal Ruminants & Swine revenue increased 33 percent for the quarter, driven by the addition of Bayer Animal Health product revenue of $121.7 million and increased price for legacy Elanco. Legacy Elanco volume declined due to lower demand driven by generic competition, an unfavorable comparison to the prior year period which had higher sales from the commercial agreement for Posilac, and, to a lesser extent, the negative impact of the COVID-19 pandemic on global protein markets. These impacts were partially offset by increased demand in China's swine market with continued favorable producer economics and positive efforts to repopulate herds impacted by African Swine Fever in 2019. Revenue for the legacy Elanco business declined by $22.8 million or 8 percent.

Contract Manufacturing (formerly Strategic Exits) represents contract manufacturing relationships which are not long-term value drivers for the company. Contract Manufacturing revenue increased 158 percent for the quarter, including $21.4 million from the addition of Bayer Animal Health and represented 3 percent of total revenue.

Gross profit was $543.5 million, or 47.7 percent of revenue, in the fourth quarter of 2020 compared with $376.9 million, or 47.9 percent, for the fourth quarter of 2019. Gross margin declined 20 basis points, primarily due to amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health more than offsetting the benefit from the inclusion of the acquired gross profit, price improvement for legacy Elanco, and continued improvements in manufacturing productivity.

Total operating expenses increased $233.6 million in the fourth quarter of 2020. Marketing, selling and administrative expenses increased $188.2 million to $374.1 million, as a result of the inclusion of expenses supporting Bayer Animal Health. Research and development expenses increased $45.4 million to $112.7 million, or 10 percent of revenue, because of the inclusion of the Bayer Animal Health business.

Amortization of intangibles increased $112.3 million to $163.7 million in the fourth quarter of 2020 as compared with the fourth quarter of 2019, as a result of the addition of the amortization of intangible assets recorded from the acquisition of Bayer Animal Health. Asset impairments, restructuring, and other special charges increased to $167.3 million in the fourth quarter of 2020 from $51.6 million in the fourth quarter of 2019. Charges recorded in the fourth quarter of 2020 include costs primarily related to our integration efforts, as well as external costs related to acquiring businesses, including Bayer Animal Health, costs necessary to stand up our organization as an independent company, and charges related to previously announced restructuring activities.

Net interest expense was $60.4 million in the fourth quarter of 2020, compared with $18.7 million in the fourth quarter of 2019, reflecting the increased debt the company took on at the close of the Bayer Animal Health acquisition. Other - net income of $16.6 million was recorded in the fourth quarter of 2020, compared with expense of $6.3 million in the fourth quarter of 2019. Other - net income in the quarter primarily consisted of increases in the fair value of equity investments, a decrease in the fair value of the Prevtec contingent consideration, and the release of an environmental reserve due to a change in legislation in Germany. Other - net expense in the fourth quarter of 2019 primarily consisted of foreign exchange losses.

Reported net loss and loss per share were $322.8 million and $0.66, respectively, including a valuation allowance against $75 million of deferred tax assets from U.S. operations.

Full Year Reported Results:

For the full year 2020, total revenue was $3,273.3 million, or an increase of 7 percent over the previous year, including the addition of $591.9 million of Bayer Animal Health product revenue. Gross margin decreased 300 basis points to 49.1 percent of revenue primarily due to amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health, unfavorable product mix, and deleverage of fixed manufacturing costs across the lower legacy Elanco revenue base, more than offsetting the benefit from inclusion of the acquired gross profit, price improvement for legacy Elanco, and continued improvements in manufacturing productivity. Reported net loss and loss per share were $560.1 million and $1.27, respectively.

Fourth Quarter Consolidated Non-GAAP Results:

For the fourth quarter 2020, adjusted gross margin increased 480 basis points to 52.7 percent of revenue, driven by the benefit from the inclusion of the acquired gross profit from Bayer Animal Health, price improvement for legacy Elanco products, and continued improvements in manufacturing productivity, partially offset by lower absorption driven by lower production volumes, fixed cost deleverage, and unfavorable product mix for legacy Elanco. Adjusted net income for the fourth quarter decreased 35 percent to $56.7 million, which excludes the net impact of $379.5 million of asset impairments, restructuring and other special charges, the amortization of intangible assets and other adjusting items, net of the impact from taxes (including the valuation allowance applied to U.S. deferred tax assets).

Adjusted EPS in the quarter was $0.12 per share. Adjusted EBITDA was $175.9 million in the fourth quarter of 2020, which represents 15.4 percent of total revenue compared with 18.6 percent for the fourth quarter of 2019.

Full Year Consolidated Non-GAAP Results:

For the full year 2020, adjusted gross margin decreased 10 basis points to 52.0 percent of revenue, driven by unfavorable product mix and deleverage of fixed manufacturing costs across the lower legacy Elanco revenue base, more than offsetting the benefit from inclusion of the acquired gross profit from Bayer Animal Health, price improvement for legacy Elanco products, and continued improvements in manufacturing productivity. Net income and earnings per share, on a non-GAAP basis, were $206.7 million and $0.47 per share, respectively. Adjusted EBITDA was $528.5 million for the full year 2020, which represents 16.1 percent of total revenue compared with 21.6 percent for the full year 2019.

For further detail of non-GAAP measures, see the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

Financial Guidance

Elanco is raising full year 2021 guidance for revenue, adjusted EBITDA, and adjusted earnings per share, as compared to the December 15, 2020 and January 26, 2021 guidance communications. The raised guidance reflects momentum in the business following a strong fourth quarter in 2020. Elanco is also raising full year 2021 guidance for reported EPS as compared to the $(0.37) to $(0.25) range provided on January 26, 2021.

Additionally, Elanco is introducing guidance for the first quarter of 2021, to provide further support to the cadence of expectations throughout the full year.

Further details on guidance, including GAAP reported to non-GAAP adjusted reconciliations, are included in the financial tables of this press release and will be discussed on the company's conference call this morning.

2021 Full Year (dollars in millions, except per share amounts)	December Guidance			February Guidance
Revenue	$4,520	to	$4,600	$4,550	to	$4,630
Reported Net Loss	$(140)	to	$(70)	$(150)	to	$(100)
Adjusted EBITDA	$940	to	$1,000	$980	to	$1,040
Reported Earnings per Share	$(0.28)	to	$(0.14)	$(0.30)	to	$(0.20)
Adjusted Earnings per Share	$0.83	to	$0.95	$0.90	to	$1.00

2021 First Quarter (dollars in millions, except per share amounts)	Guidance
Revenue	$1,150	to	$1,170
Reported Earnings per Share	$(0.22)	to	$(0.17)
Adjusted Earnings per Share	$0.20	to	$0.25

WEBCAST & CONFERENCE CALL DETAILS

Elanco will host a webcast and conference call at 8:00 a.m. eastern today, during which company executives will review fourth quarter and full year financial and operational results, discuss first quarter and full year 2021 financial guidance, and respond to questions from analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company's website, at https://investor.elanco.com/events-and-presentations/default.aspx#module-event-upcoming.

About Elanco

Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders, and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ Sustainability/ESG framework – all to advance the health of animals, people and the planet. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (Exchange Act), including, without limitation, statements concerning our expectations relating to the integration of Bayer Animal Health, expected synergies and cost savings, product launches and revenue from such products, reduction of debt and leverage, independent company stand-up costs and timing, including the transition to a standalone ERP system, cost savings and expenses relating to restructuring actions, the impact of the COVID-19 pandemic on our business, our 2021 full year and first quarter guidance and long-term expectations, our industry and our operations, performance and financial condition, and including in particular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national, or global political, economic, business, competitive, market, and regulatory conditions, including but not limited to the following:

•	heightened competition, including from generics;

•	the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;

•	changes in regulatory restrictions on the use of antibiotics in farm animals;

•	our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;

•	consolidation of our customers and distributors;

•	an outbreak of infectious disease carried by farm animals;

•	the impact on our operations, the supply chain, customer demand, and our liquidity as a result of the COVID-19 global health pandemic;

•	the success of our research and development (R&D) and licensing efforts;

•	misuse, off-label or counterfeiting use of our products;

•	unanticipated safety, quality or efficacy concerns associated with our products;

•	the impact of weather conditions and the availability of natural resources;

•	use of alternative distribution channels and the impact of increased or decreased sales to our channel distributors resulting in fluctuation in our revenues;

•	manufacturing problems and capacity imbalances;

•	challenges to our intellectual property rights or our alleged violation of rights of others;

•	risks related to our presence in foreign markets;

•	breaches of our information technology systems;

•	our ability to successfully integrate the businesses we acquire, including the animal health business of Bayer AG (Bayer Animal Health);

•	the effect of our substantial indebtedness on our business; and

•	the effect on our business resulting from our separation from Eli Lilly and Company (Lilly).

For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and subsequent Form 10-Qs filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.

Use of Non-GAAP Financial Measures

We use non-GAAP financial measures, such as EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net (income) loss, adjusted EPS, adjusted gross profit and adjusted gross margin to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.

We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to U.S. GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations. These non-GAAP measures are not, and should not be viewed as, substitutes for U.S. GAAP reported measures. We encourage investors to review our unaudited condensed consolidated and combined financial statements in their entirety and caution investors to use U.S. GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.

Availability of Certain Information

We use our website to disclose important company information to investors, customers, employees and others interested in the Elanco. We encourage investors to consult our website regularly for important information about Elanco.

Elanco Animal Health Incorporated

Unaudited Condensed Consolidated and Combined Statements of Operations

(Dollars and shares in millions, except per share data)

	Three Months Ended December 31,		For the year Ended December 31,
	2020	2019	2020	2019
Revenue	$1,139.7	$787.0	$3,273.3	$3,071.0
Costs, expenses, and other:
Cost of sales	596.2	410.1	1,666.6	1,470.3
Research and development	112.7	67.3	327.0	270.1
Marketing, selling, and administrative	374.1	185.9	996.6	760.2
Amortization of intangible assets	163.7	51.4	359.9	200.4
Asset impairment, restructuring, and other special charges	167.3	51.6	623.7	185.5
Interest expense, net of capitalized interest	60.4	18.7	149.8	78.9
Other expense (income), net	(16.6)	6.3	(178.3)	27.4
Income (loss) before income taxes	$(318.1)	$(4.3)	$(672.0)	$78.2
Income taxes	4.7	5.2	(111.9)	10.3
Net income (loss)	$(322.8)	$(9.5)	$(560.1)	$67.9
Earnings (loss) per share:
Basic	$(0.66)	$(0.03)	$(1.27)	$0.18
Diluted	$(0.66)	$(0.03)	$(1.27)	$0.18
Weighted average shares outstanding:
Basic	486.2	373.0	441.4	369.0
Diluted	486.2	373.0	441.4	370.3

Elanco Animal Health Incorporated

Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information

(Unaudited)

(Dollars and shares in millions, except per share data)

We define adjusted gross profit as total revenue less adjusted cost of sales and adjusted gross margin as adjusted gross profit divided by total revenue.

We define adjusted net income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs, tax valuation allowances and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define adjusted EBITDA as net income (loss) adjusted for interest expense (income), income tax expense (benefit), tax valuation allowances, and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define adjusted EPS as adjusted net income divided by the number of weighted average shares outstanding as of December 31, 2020 and 2019.

The following is a reconciliation of GAAP reported for the three months ended December 31, 2020 and 2019 to selected non-GAAP adjusted information:

	2020			2019
	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)
Cost of sales (1)	$596.2	$57.0	$539.2	$410.1	$—	$410.1
Amortization of intangible assets	$163.7	$163.7	$—	$51.4	51.4	$—
Asset impairment, restructuring and other special charges (2) (3)	$167.3	$167.3	$—	$51.6	$51.6	$—
Other expense (income), net (4)	$(16.6)	$(2.0)	$(14.6)	$6.3	$—	$6.3
Income (loss) before taxes	$(318.1)	$386.0	$67.9	$(4.3)	$103.0	$98.7
Provision for taxes (5) (6)	$4.7	$(6.5)	$11.2	$5.2	$(5.7)	$10.9
Net income (loss)	$(322.8)	$379.5	$56.7	$(9.5)	$97.3	$87.8
Earnings (loss) per share: (7)
basic	$(0.66)	$0.78	$0.12	$(0.03)	$0.26	$0.24
diluted	$(0.66)	$0.78	$0.12	$(0.03)	$0.26	$0.23
Adjusted weighted average shares outstanding:
basic	486.2	486.2	486.2	373.0	373.0	373.0
diluted (8)	486.2	488.2	488.2	373.0	374.8	374.8

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)	The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the three months ended December 31, 2020 and 2019 include the following:

(1)	2020 excludes amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health ($57.0 million).

(2)	2020 excludes charges associated with integration efforts and external costs related to the acquisition of businesses, including the acquisition of the animal health business of Bayer, and charges primarily related to independent stand-up costs and other related activities ($105.4 million), severance ($23.9 million), asset impairments ($14.0 million), facility exit costs and asset write-downs ($12.4 million), a one-time expense associated with our agreement to build a new corporate headquarters ($9.4 million), registration fees for Elanco common shares sold by Bayer AG during the quarter ($1.2 million), and a payment for acquired IPR&D from a collaboration arrangement ($1.0 million).

(3)	2019 excludes charges associated with integration efforts and external costs related to the acquisition of businesses and charges primarily related to independent stand-up costs and other related activities ($44.5 million) and facility exit costs and asset impairments ($8.0 million), partially offset by a favorable adjustment from reversals for severance programs ($0.9 million).

(4)	2020 excludes gains recorded in relation to the divestiture of several products required as a result of the acquisition of the animal health business of Bayer ($0.2 million) and the impact of a decrease in the fair value of the Prevtec contingent consideration ($1.8 million).

(5)	2020 represents the income tax expense associated with the adjusted items, partially offset by the impact of the valuation allowance recorded against our U.S. deferred tax assets during the period ($74.9 million).

(6)	2019 represents the income tax expense associated with the adjusted items.

(7)	Reconciliation of each adjustment to earnings (loss) per share by line item is shown in the table below.

(8)	During the three months ended December 31, 2020, we reported a GAAP net loss and thus potential dilutive common shares were not assumed to have been issued since their effect is anti-dilutive. During the same period, we reported non-GAAP net income. As a result, potential dilutive common shares would not have an anti-dilutive effect, and diluted weighted average shares outstanding for purposes of calculating Adjusted EPS include 2.0 million of common stock equivalents.

	Q4 2020	Q4 2019
As Reported EPS	$(0.66)	$(0.03)
Cost of sales	0.12	—
Amortization of intangible assets	0.34	0.14
Asset impairment, restructuring and other special charges	0.34	0.14
Other expense (income), net	0.00	—
Subtotal	0.79	0.28
Tax Impact of Adjustments (1)	(0.01)	(0.02)
Total Adjustments to EPS	$0.78	$0.26

Adjusted EPS	$0.12	$0.23

Numbers may not add due to rounding.

(1) Includes the favorable adjustment relating to the valuation allowance recorded against our U.S. deferred tax assets during the fourth quarter of 2020 (impact of $0.15 per share).

11

The following is a reconciliation of GAAP Reported for the year ended December 31, 2020 and 2019 to Selected Non-GAAP Adjusted information:

	2020			2019
	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)
Cost of sales (1) (2)	$1,666.6	$96.0	$1,570.6	$1,470.3	$0.8	$1,469.5
Amortization of intangible assets	$359.9	$359.9	$—	$200.4	$200.4	$—
Asset impairment, restructuring and other special charges (3) (4)	$623.7	$623.7	$—	$185.5	$185.5	$—
Interest expense, net of capitalized interest (5)	$149.8	$2.9	$146.9	$78.9	$—	$78.9
Other expense (income), net (6) (7)	$(178.3)	$(168.5)	$(9.8)	$27.4	$8.0	$19.4
Income (loss) before taxes	$(672.0)	$914.0	$242.0	$78.2	$394.7	$472.9
Provision for taxes (8) (9)	$(111.9)	$(147.2)	$35.3	$10.3	$(68.6)	$78.9
Net income (loss)	$(560.1)	$766.8	$206.7	$67.9	$326.1	$394.0
Earnings (loss) per share: (10)
basic	$(1.27)	$1.74	$0.47	$0.18	$0.88	$1.07
diluted	$(1.27)	$1.74	$0.47	$0.18	$0.88	$1.06
Adjusted weighted average shares outstanding:
basic	441.4	441.4	441.4	369.0	369.0	369.0
diluted (11)	441.4	442.6	442.6	370.3	370.3	370.3

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)	The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the year ended December 31, 2020 and 2019 include the following:

(1)	2020 excludes amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health ($90.2 million), charges associated with the write-off of marketing inventory recorded from the acquisition of Bayer Animal Health ($1.5 million), and a one-time payment to settle outstanding obligations to a contract manufacturing organization in connection with a divestiture ($4.3 million).

(2)	2019 excludes amortization of inventory fair value adjustments recorded from the acquisitions of Aratana and Prevtec ($0.6 million) and inventory adjustments for the suspension of commercial activities of Imrestor® ($0.2 million).

(3)	2020 excludes charges associated with integration efforts and external costs related to the acquisition of businesses, including the acquisition of the animal health business of Bayer, and charges primarily related to independent stand-up costs and other related activities ($423.9 million), severance ($155.8 million), asset impairments ($17.5 million), facility exit costs and asset write-downs ($16.6 million), a one-time payment associated with our agreement to build a new corporate headquarters ($9.4 million), the settlement of a legal matter ($3.2 million), registration fees for Elanco common shares sold by Bayer AG during the quarter ($1.2 million), and a payment for acquired IPR&D from a collaboration arrangement ($1.0 million), partially offset by adjustments to write-downs of assets held for sale ($0.4 million), a favorable adjustment from reversals for severance programs that are no longer active ($0.8 million), and the gain on the sale of our R&D facility in Prince Edward Island, Canada ($3.8 million).

(4)	2019 excludes charges associated with integration efforts and external costs related to the acquisition of businesses and charges primarily related to independent stand-up costs and other related activities ($144.7 million), facility exit costs and asset impairments ($32.6 million), and severance ($19.5 million), partially offset by favorable adjustments from reversals for severance programs ($11.3 million).

(5)	2020 excludes the debt extinguishment losses recorded in connection with the repayments of our existing term loan facilities ($2.9 million).

(6)	2020 excludes the gains recorded in relation to the divestiture of several products as required as a result of the acquisition of the animal health business of Bayer ($156.7 million), a hedging gain related to the closing of the acquisition of the animal health business of Bayer ($6.0 million), the gain on our sale of land and buildings in New South Wales, Australia ($45.6 million) and the impact of a decrease in the fair value of the Prevtec contingent consideration ($3.9 million), partially offset by financing commitment and advisory fees associated with the Bayer Animal Health acquisition ($36.3 million) and a loss recorded in relation to the divestiture of products ($7.3 million).

(7)	2019 excludes expenses resulting from an increase in the Aratana contingent consideration ($7.5 million) and the write-off of marketing authorizations as a result of the acquisition of Prevtec ($0.5 million).

(8)	2020 represents the income tax expense associated with the adjusted items, partially offset by the impact of the valuation allowance recorded against our U.S. deferred tax assets during the period ($74.9 million).

(9)	2019 represents the income tax expense associated with the adjusted items.

(10)	Reconciliation of each adjustment to earnings (loss) per share by line item is shown in the table below.

(11)	During the year ended December 31, 2020, we reported a GAAP net loss and thus potential dilutive common shares were not assumed to have been issued since their effect is anti-dilutive. During the same period, we reported non-GAAP net income. As a result, potential dilutive common shares would not have an anti-dilutive effect, and diluted weighted average shares outstanding for purposes of calculating Adjusted EPS include 1.2 million of common stock equivalents.

	Year-to-date
	2020	2019
As Reported EPS	$(1.27)	$0.18
Cost of sales	0.22	0.00
Amortization of intangible assets	0.82	0.54
Asset impairment, restructuring and other special charges	1.41	0.50
Interest expense, net of capitalized interest	0.01	—
Other expense (income), net	(0.38)	0.02
Subtotal	$2.07	$1.07
Tax Impact of Adjustments (1)	(0.33)	(0.19)
Total Adjustments to EPS	$1.74	$0.88

Adjusted EPS	$0.47	$1.06

Numbers may not add due to rounding.

(1) Includes the favorable adjustment relating to the valuation allowance recorded against our U.S. deferred tax assets during the fourth quarter of 2020 (impact of $0.17 per share).

For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with U.S. GAAP and its reconciliation to net income, enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors.

The following is a reconciliation of U.S. GAAP Net Income for the three months ended and for the year ended December 31, 2020 and 2019 to EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin, which is Adjusted EBITDA divided by total Revenue, for the respective periods:

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Reported net income (loss)	$(322.8)	$(9.5)	$(560.1)	$67.9
Net interest expense	60.4	18.7	149.8	78.9
Income tax expense (benefit)	4.7	5.2	(111.9)	10.3
Depreciation and amortization	222.1	83.3	516.9	314.4
EBITDA	$(35.6)	$97.7	$(5.3)	$471.5
Non-GAAP Adjustments:
Cost of sales	$57.0	$—	$96.0	$0.8
Asset impairment, restructuring and other special charges	167.3	51.6	623.7	185.5
Accelerated depreciation(1)	(10.8)	(3.0)	(17.4)	(3.0)
Other expense (income), net	(2.0)	—	(168.5)	8.0
Adjusted EBITDA	$175.9	$146.3	$528.5	$662.8
Adjusted EBITDA Margin	15.4%	18.6%	16.1%	21.6%

Numbers may not add due to rounding.

(1) Represents depreciation of certain assets that was accelerated during the periods presented. This amount must be added back to arrive at Adjusted EBITDA because it is included in Asset impairment, restructuring, and other special charges but it has already been excluded from EBITDA in the "Depreciation and amortization" row above.

Elanco Animal Health Incorporated

Financial Guidance

Reconciliation of 2021 full year reported EPS guidance to 2021 adjusted EPS guidance is as follows:

	Full Year 2021 Guidance
Reported Earnings per Share	$(0.30)	to	$(0.20)
Cost of Sales(1)		$0.12
Amortization of Intangible Assets		$1.19
Asset impairments, restructuring, and other special charges(2)	$0.37	to	$0.44
Subtotal	$1.68	to	$1.74
Tax Impact of Adjustments	$(0.55)	to	$(0.48)
Total Adjustments to Earnings per Share		$1.20
Adjusted Earnings per Share(3)	$0.90	to	$1.00

Numbers may not add due to rounding.

(1) Cost of Sales adjustment is related to the amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health.

(2) Asset impairments, restructuring, and other special charges adjustments are related to integration efforts and external costs related to the acquisition of businesses, including the acquisition of the animal health business of Bayer, and charges primarily related to independent stand-up costs and other related activities, including severance.

(3) Adjusted EPS is calculated as the sum of reported ESP and total adjustments to EPS.

Reconciliation of 2021 reported net income (loss) to 2021 adjusted EBITDA guidance is as follows:

$ millions	Full Year 2021 Guidance
Reported Net Income (Loss)	$(150)	to	$(100)
Net Interest Expense	$236	to	$244
Income Tax Expense	$(130)	to	$(110)
Depreciation and Amortization		Approx. $760
EBITDA	$720	to	$790
Non-GAAP Adjustments
Cost of Sales		Approx. $55
Asset Impairment, Restructuring, and Other Special Charges	$190	to	$210
Adjusted EBITDA	$980	to	$1,040
Adjusted EBITDA Margin	21%	to	22%

Reconciliation of 2021 first quarter reported EPS guidance to 2021 adjusted EPS guidance is as follows:

	First Quarter 2021 Guidance
Reported Earnings per Share	$(0.22)	to	$(0.17)
Cost of Sales(1)		$0.12
Amortization of Intangible Assets		$0.30
Asset impairments, restructuring, and other special charges(2)	$0.24	to	$0.28
Subtotal	$0.66	to	$0.70
Tax Impact of Adjustments	$(0.28)	to	$(0.24)
Total Adjustments to Earnings per Share		$0.42
Adjusted Earnings per Share(3)	$0.20	to	$0.25

Numbers may not add due to rounding.

(1) Cost of Sales adjustment is related to the amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health.

(2) Asset impairments, restructuring, and other special charges adjustments are related to integration efforts and external costs related to the acquisition of businesses, including the acquisition of the animal health business of Bayer, and charges primarily related to independent stand-up costs and other related activities, including severance.

(3) Adjusted EPS is calculated as the sum of reported ESP and total adjustments to EPS.

The tables below provide a breakdown of revenue by category and the respective percent of total revenue for the same period (in millions, except percentages):

	Three Months Ended December 31,
	2020		2019
Pet Health
Disease Prevention	$379.1	33%	$171.0	22%
Therapeutics	118.7	10%	95.6	12%
Total Pet Health	$497.8	44%	$266.6	34%
Farm Animal
Future Protein & Health	$215.3	19%	$210.6	27%
Ruminants and Swine	397.4	35%	298.5	38%
Total Farm Animal	$612.7	54%	$509.1	65%
Revenue Subtotal	$1,110.5		$775.7
Contract Manufacturing	$29.2	3%	$11.3	1%
Total Revenue	$1,139.7	100%	$787.0	100%

Numbers may not add due to rounding.

	Year Ended December 31,
	2020		2019
Pet Health
Disease Prevention	$992.7	30%	$787.9	26%
Therapeutics	365.8	11%	348.0	11%
Total Pet Health	$1,358.5	42%	$1,135.9	37%
Farm Animal
Future Protein & Health	$734.1	22%	$745.1	24%
Ruminants and Swine	1,100.5	34%	1,110.3	36%
Total Farm Animal	$1,834.6	56%	$1,855.4	60%
Revenue Subtotal	$3,193.1		$2,991.3
Contract Manufacturing	$80.2	2%	$79.7	3%
Total Revenue	$3,273.3	100%	$3,071.0	100%

Numbers may not add due to rounding.